ENGAGEMENT AGREEMENT AMENDMENT

WHEREAS, the Board of Directors of Printware, Inc. ("Printware" or the "Company") entered into a certain agreement for consulting services with Goldmark Advisors, LLC ("Goldmark") dated July 27, 2000 (the "Agreement"), a copy of which is attached.

WHEREAS, the Board of Directors of Printware wishes to expand the responsibilities of Goldmark beyond the scope of the Agreement to include (a) increased management involvement, (b) evaluation and possible sale of Printware's direct finance leases and (c) assistance with the possible sale or merger of Printware.

WHEREAS, Goldmark is willing to perform such expanded responsibilities for fees mutually agreed to by the parties to this Engagement Agreement Amendment.

NOW, THEREFORE, BE IT RESOLVED that parties to this Engagement Agreement Amendment hereby agree to amend the provisions on page 2 of the Agreement relating to fees for services as follows:

"After October 31, 2000

1. A retainer fee of $20,000 per month payable as follows:

- $20,000 per month on November 1, 2000 and $20,000 on the first day of each month thereafter

2. Warrants to purchase shares of the Company's common stock, exercisable at the market value of such common stock on the warrant issuance dates, issued to Goldmark at the rate of 10,000 warrants per month beginning on November 1, 2000 and on the first day of each month thereafter. The warrants shall be immediately 100% vested. The warrant agreement terms would be five (5) years in duration and their provisions would contain all applicable rights and privileges relating to dilution.

3. All reasonable out-of-pocket expenses reimbursed semi-monthly.


"Other

1. Goldmark shall be paid a cash success fee equal to 1% of the gross proceeds received by the Company upon the sale to third parties of Printware's direct financing leases.

Such success fee shall be paid to Goldmark within five (5) days of the sale or sales of such leases.
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2. In the event the assets, the business or stock of Printware are sold to a third party, including the managers of Printware, Goldmark shall be paid a cash success fee equal to 3% of the gross sale proceeds (gross sale proceeds may include but shall not limited to proceeds received in the form of cash, notes, purchaser's equity or exchanges of non-cash assets) if such assets, business or stock of Printware are sold without the assistance of an investment banking firm engaged by Printware.

If such abovedescribed sale is accomplished with the assistance of an investment banking firm engaged by Printware, the cash success fee payable to Goldmark shall be equal to 1 1/2% of the gross sale proceeds (gross sale proceeds may include but shall not limited to proceeds received in the form of cash, notes, purchaser's equity or exchanges of non-cash assets).

Such success fee shall be paid to Goldmark within five (5) days of the sale or sales of such assets, business or stock of Printware.

3. In the event Printware concludes either of the transactions outlined in provisions 1. or 2. of this "Other" section within twelve months of the termination of Goldmark's engagement with the Company, to the extent that Goldmark identified or communicated with such purchasers during the term of Goldmark's engagement with Printware, Goldmark shall continue to be entitled to the success fees noted above.

All other terms and conditions of the Agreement shall remain unchanged.

Agreed to by:

Goldmark Advisors, LLC                               Printware Inc.

By:   /s/Stanley Goldberg                            By:   /s/Gary Kohler
      ________________________                       ________________________
      Stanley Goldberg                                     Gary Kohler
Its:  Managing Partner                               Its:  Chairman

                                                     Date: 10/30/00